Exhibit 99

January 20, 2009

Dear [first name] [last name],

From the entire Deltacom family, thank you for being a vital part of our business as an authorized reseller. In this challenging economic climate, we know success is only possible with your continued confidence. Perhaps we do not say it often enough, but we are grateful for your trust and continue to strive to give our Dealers world-class support while offering the most innovative solutions in the industry. We are passionate about offering leading-edge business products that differentiate us from our competitors.

Since the worldwide financial crisis impacts everyone in this recessionary economy, it seems an excellent time to share positive news about our financial position and plans for 2009. In contrast to the constant drumbeat of negative media reports of corporate failures, fraud and greed, I hope you’ll find news of Deltacom’s encouraging results refreshing.

Although it is not in our power to control the stock market, what I can assure you is that Deltacom remains confident in its financial position and performance, as evidenced by the following operating and financial highlights:

•

We had a record third quarter in 2008, with the best financial performance in our company’s history. With over $500 million in annualized revenue, we had a significant increase in annualized adjusted EBITDA[1] in the 2008 third quarter due to network and back office investments and optimization. In fact, our adjusted EBITDA has grown significantly since 2006. Adjusted EBITDA is one of the key metrics that represent the operating performance of the business and one of the metrics that we report on in our quarterly earnings press releases and in our SEC financial filings.

•

We ended the 2008 third quarter with $78 million of cash “in the bank”, an increase of $20 million from December 2007. We have strong and committed investors, who led a refinancing of the company in July 2007 where, on the basis of the company’s strong operating performance, we were able to reduce our interest expense by over $25 million a year. Our net debt of $228 million at the end of the 2008 third quarter was only 2.7x EBITDA, and we have no significant debt maturities until 2013. Our balance sheet is the most solid it’s been in the company’s history.

•

We’re capitalizing on the flexibility that our strong performance provides by making targeted investments in customer growth, our network, and new products to better serve our customers. Just this month, we announced that we’re ahead of schedule to

[1]	Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, as adjusted to exclude other items not reflective of our core operating performance, and represents the metric that Wall Street uses to measure this industry.

complete our $20 million, self-funded network upgrade. Certainly, few competitors can claim an equivalent infrastructure investment at this time, and Deltacom has the advantage of a truly region-wide network that allows us to provide a higher level of service quality and delivery.

In summary, Deltacom continues to make significant investments – in our network, our back-office, and customer service initiatives – to deliver long-term value and efficiency to customers.

I also want to share exciting news of our new 2009 Customer Commitment Program. By conducting detailed research, we designed our program to raise the bar on customer interactions by providing actionable knowledge tailored specifically around the customer’s business challenges. Each customer’s program will typically include:

•	Proactive, periodic customer meetings

•	Bill reviews

•	Product strategy sessions that focus on maximizing efficiency

•	Education opportunities such as seminars and web-based learning

•	Updates on new technology

•	Targeted recommendations on Deltacom offerings such as wireless and data backup and storage

•	Opportunity to participate in customer advocacy panels

Another key 2009 initiative is our Deltacom Experience Index (“DEI”). The DEI tracks a series of metrics we use to continually measure the customer experience, from the ordering process and customer billing, to maintenance and beyond. Through a cycle of proactive touches, we encourage customers to offer feedback, and then actively share it throughout the company. The DEI brings increased accountability and focus to our customer value proposition, and we encourage you to highlight this feature.

Also watch for coming announcements of billing enhancements, from an enhanced customer portal to print bill refinements.

Should you want to learn more about our operations or financial results, please contact your Dealer Manager directly or review the information available at www.deltacom.com/investors. As a publicly traded company, we make all of these highlights available, and we encourage you to explore and review this information.

With a more than one hundred year history, Deltacom combines innovation with an established track record, offering an affordable communications choice provided by a strong company with a long history. We think Dealers reap significant benefits by partnering with a proven, facilities-based company.

In closing, I am confident that together we will weather this recession and emerge stronger. This is not a time for the faint of heart. On the contrary, it is a time for bold leadership. I remain fully committed to Deltacom’s employees, customers, and particularly to Dealers, and will continue to provide solid, experienced direction. The new account management and DEI programs will enable us to create a more rewarding partnership. I look forward to hearing your thoughts about them.

Wishing you continued success,

Randy Curran
Chief Executive Officer